EXHIBIT 10.4

THE KROGER CO.
401(k) RETIREMENT SAVINGS ACCOUNT RESTORATION PLAN

Effective as of January 1, 2007

1. Establishment and Purpose of Plan

     Effective as of January 1, 2007, The Kroger Co. (the “Company”) hereby establishes and adopts The Kroger Co. 401(k) Retirement Savings Account Restoration Plan (the “Plan”), as set forth herein. The purpose of the Plan is to provide supplemental retirement benefits to certain employees of the Company and its Affiliates who are unable to receive the full amount of benefits in The Kroger Co. 401(k) Retirement Savings Account Plan due to the limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”) or who participate in The Kroger Co. Executive Deferred Compensation Plan. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is also intended to comply with the requirements of Section 409A of the Code.

2. Definitions

     As used throughout the Plan, the following capitalized words and phrases shall have the meanings set forth herein:

     (a) “Account” means, individually or collectively, a Participant’s Restoration Company Automatic Contribution Account and Restoration Matching Account.

     (b) “Affiliate” means an organization which is (a) a member of the same controlled group of corporations (as defined in Code Section 414(b)) as the Company, (b) a trade or business under common control (as defined in Code Section 414(c)) with the Company, (c) an organization which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company, or (d) otherwise required to be aggregated with the Company under Code Section 414(o).

     (c) “Beneficiary” means the persons or entities designated by the Participant, in a form and manner acceptable to the Committee, to receive any amount payable from the Plan upon the Participant’s death. If the Participant fails to designate a Beneficiary in accordance herewith, then the Participant’s Beneficiary shall be the Participant’s spouse or, if the Participant does not have a spouse on the Participant’s date of death, the Participant’s estate.

     (d) “Code” means the Internal Revenue Code of 1986, as amended, or any successor or substitute provisions of law in force.

     (e) “Committee” means the Retirement Management Committee, as appointed by the Chief Executive Officer of the Company. If a Retirement Management Committee is not appointed, or if no members are in office, the Company shall have all the powers and duties of the Committee, unless the Company designates another person to have these powers and duties.

     (f) “Company” means The Kroger Co., an Ohio corporation, or any successor thereto.

     (g) “Company Automatic Contribution Account” shall have the meaning set forth in the definition of “Company Automatic Contribution Account” in the RSA Plan.

     (h) “Company Automatic Contributions” shall have the meaning set forth in the definition of “Company Automatic Contributions in the RSA Plan.

     (i) “Company Matching Contributions” shall have the meaning set forth in the definition of “Company Matching Contributions” in the RSA Plan.

     (j) “Compensation” of a Participant shall have the meaning set forth in the definition of “Compensation” in the RSA Plan, except that Compensation shall be determined without regard to (i) any elective deferrals made by the Participant under the EDC Plan, or (ii) any limitation imposed by Section 401(a)(17) of the Code.

     (k) “Disability” shall have the meaning set forth in the definition of “Disability” in the RSA Plan.

     (l) “EDC Plan” means The Kroger Co. Executive Deferred Compensation Plan, as currently in effect and as it may be amended from time to time.

     (m) “Employee” means any person who the Committee determines is in the employ of the Company or an Affiliate as a common law employee. An independent contractor shall not be considered an Employee on account of rendering services to the Company or an Affiliate in the capacity of an independent contractor. The term Employee does not include Leased Employees.

     (n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor or substitute provisions of law in force.

     (o) “Group” shall have the meaning set forth in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B), or any subsequent guidance.

     (p) “Insolvency” means an entity is unable to pay its debts as they become due, or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (q) “Leased Employee” means any person treated as a leased employee of the Company under Code Section 414(n) and the Treasury Regulations promulgated thereunder.

     (r) “Matching Account” shall have the meaning set forth in the definition of “Matching Account” in the RSA Plan.

     (s) “Normal Retirement Age” shall have the meaning set forth in the definition of “Normal Retirement Age” in the RSA Plan.

     (t) “Participant” means an Employee who meets the requirements of Section 3(a).

     (u) “Plan” means The Kroger Co. 401(k) Retirement Savings Account Restoration Plan, as set forth herein and as it may be amended from time to time.

     (v) “Plan Year” means the calendar year.

     (w) “Restoration Company Automatic Contribution Account” means the portion of the Participant’s Account attributable to Restoration Company Automatic Contributions allocated to such Participant.

     (x) “Restoration Company Automatic Contributions” means the contributions credited to a Participant’s Account pursuant to Section 4(b) of the Plan.

     (y) “Restoration Matching Account” means the portion of the Participant’s Account attributable to Restoration Matching Contributions allocated to such Participant.

     (z) “Restoration Matching Contributions” means the contributions credited to a Participant’s Account pursuant to Section 4(c) of the Plan.

     (aa) “RSA Plan” means The Kroger Co. 401(k) Retirement Savings Account Plan, as it may be amended from time to time.

     (bb) “Salary Redirection Contributions” shall have the meaning set forth in the definition of “Salary Redirection Contributions” in the RSA Plan.

3. Participation

     (a) Eligibility Requirements. An Employee shall be a Participant in this Plan if the Employee is (i) designated by the Committee as eligible to participate in the Plan for the Plan Year, and (ii) is a participant in the RSA Plan who is unable to receive the full Company Automatic Contributions or Company Matching Contributions otherwise provided under the RSA Plan as the result of either (A) the application of the limitations of Code Section 401(a)(17), or (B) the Employee’s elective deferral contributions under the EDC Plan.

     (b) Termination of Participation. An individual shall cease to be a Participant in this Plan when all amounts allocated to the Participant’s Account have been paid under the terms of this Plan.

4. Restoration Benefits

     (a) Eligibility to Receive Restoration Benefits. To be eligible to receive a Restoration Company Automatic Contribution or a Restoration Matching Contribution for a Plan Year, a Participant must be employed by the Company on the last day of the Plan Year, or have separated from service during the Plan Year on or after attaining the Normal Retirement Age, or as the result of the Participant’s Disability, or death.

     (b) Restoration Company Automatic Contributions. As of the last day of the Plan Year, the Company shall credit an eligible Participant’s Restoration Company Automatic Contribution Account with a Restoration Company Automatic Contribution equal to the excess (if any) of the amount described in clause (i) over the amount described in clause (ii), below:

(i)	The Company Automatic Contributions which would have been credited to the Participant under the RSA Plan for the Plan Year if the Participant had not made deferrals to the EDC Plan for the Plan Year.

(ii)	The Company Automatic Contributions actually credited to the Participant’s Company Automatic Contribution Account in the RSA Plan for the Plan Year.

     (c) Restoration Matching Contribution. If for a Plan Year a Participant made the maximum amount of Salary Redirection Contributions permitted under Code Section 402(g), then the Company shall, as of the last day of the Plan Year, credit the eligible Participant’s Restoration Matching Account with the excess (if any) of the amount described in clause (i) over the amount described in clause (ii), below:

(i)	Four percent (4%) of the Participant’s Compensation for the Plan Year.

(ii)	The Company Matching Contributions credited to the Participant’s Matching Account in the RSA Plan for the Plan Year.

     (d) Crediting of Earnings. For each Plan Year, a Participant’s Account shall be credited with earnings in an amount determined by the Committee, based on an interest rate that represents the cost to the Company of 10-year debt. The rate in effect for a Plan Year shall be determined by the Committee prior to the first day of each Plan Year. Earnings generally shall be credited on the last day of each Plan Year; provided, however, that if a Participant’s Account is distributed before the last day of a Plan Year, the Account shall be credited with pro-rata earnings through the last day of the month prior to the date of the distribution.

5. Time and Form of Distribution.

     (a) Distribution following Separation from Service. The nonforfeitable portion of a Participant’s Account shall be distributed in a single lump sum payment as soon as administratively practicable on or after July 1 of the calendar year immediately following the calendar year that includes the Participant’s separation from service.

     (b) Distribution upon the Death of a Participant. If a Participant dies before the Participant’s Account has been distributed, the Account shall be distributed to the Participant’s Beneficiary in a single lump sum payment as soon as administratively practicable following the Participant’s death.

     (c) Tax Withholding. The Company may withhold income or other taxes from any distribution of a Participant’s Account if the Company determines that such withholding is necessary or appropriate to comply with any Federal, State or local tax withholding or similar requirements of law.

     (d) Payments to Legal Incompetents. Upon proof satisfactory to the Committee that any person entitled to receive a payment under the Plan is legally incompetent to receive the payment, the Committee may direct the payment to be made to a guardian or conservator of the estate of the person. Any payment made under the preceding sentence will release the Company from all further liability to the extent of the payment made.

     (e) Discharge of Obligation. Any payment made by the Company pursuant to the Plan shall, to the extent of the payments made, constitute a complete discharge of all obligations under the Plan of the Company and the Committee. The Committee may require the payee, as a condition precedent to any payment, to execute a receipt and release in a form satisfactory to the Committee. The Committee may also require the payee, as a condition precedent to any payment, to execute an acknowledgement or agreement in a form satisfactory to the Committee concerning repayment of erroneous or duplicate benefits.

     (f) Correction of Mistakes. Any mistake in the amount of a Participant’s benefits under the Plan may be corrected by the Committee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Committee. In appropriate circumstances (such as where the mistake is not material or is not timely discovered), the Committee may in its sole and absolute discretion waive the making of any correction.

6. Vesting Schedule.

     The nonforfeitable interest of each Participant in the Participant’s Account shall be determined as follows:

     (a) Restoration Matching Account. A Participant shall have a nonforfeitable interest in the entire portion of the Restoration Matching Account.

     (b) Restoration Company Automatic Contribution Account. A Participant shall have a nonforfeitable interest in the Restoration Company Automatic Contribution Account which shall be determined in accordance with the vesting schedule in effect from time to time for the Company Automatic Contribution Account under the RSA Plan.

7. Funding Policy and Method

     This Plan shall be unfunded within the meaning of Section 201(2) of ERISA, and all payments hereunder shall be made from the general assets of the Company, including, at the sole option of the Company, from any assets held in any trust established by the Company the assets of which are subject to the claims of the Company’s general, unsecured creditors in the event of the Company’s Insolvency. No assets shall be irrevocably set aside to pay benefits under the Plan in a manner making the assets unreachable by the Company’s general, unsecured creditors in the event of the Company’s Insolvency. Participants and Beneficiaries shall have no right to any specific assets of the Company by virtue or the existence or terms of the Plan and shall be general, unsecured creditors of the Company at all times with respect to any claim for benefits under the Plan.

8. Administration

     The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and to decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee in its discretion shall be final and conclusive on any party. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee may, from time to time, delegate to others, including employees of the Company, such administrative duties as it sees fit.

9. Claims and Appeals

     (a) Payment of Benefits. The payment of benefits due under the Plan shall be made at such times and in such amounts as provided for under the terms of the Plan. Each Participant and Beneficiary shall be obligated provide the Company a current address so that payments may be made as required. The mailing of a payment to the last known mailing address of a Participant or Beneficiary shall be deemed full payment of the amount so mailed.

     (b) Written Claim for Benefits. If a Participant or Beneficiary does not receive payment of benefits under the Plan which the Participant or Beneficiary believes are due under the Plan, the Participant or Beneficiary may file a written claim for benefits with the Committee. The written claim shall be in a form satisfactory to, and with such supporting documentation and information as may be required by, the Committee.

     (c) Denial of Claim. If a Participant’s or Beneficiary’s claim for benefits is denied in whole or in part by the Committee, a written notice will be furnished to the claimant within 90 days after the date the claim was received. If circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

     (d) Reasons for Denial. A denial or partial denial of a claim will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	a specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

     (e) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or a duly authorized representative of the claimant may request a full and fair review of the denied claim by filing a written notice of appeal with the Committee. Any such appeal must be received by the Committee within 60 days of the date that the notice of the denied claim was received. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing, except for privileged or confidential documentation. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     If the claimant fails to file a request for review within 60 days of the notification of denial , the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, the request must include a description of the issues and evidence the claimant deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

     (f) Decision Upon Review. The Committee will provide a written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

     A decision will be rendered by the Committee as soon as practicable. Ordinarily decisions will be rendered within 60 days following receipt of the request for review. If the need to hold a hearing or special circumstances require additional processing time, the decision shall rendered as soon as possible, but not later than 120 days following receipt of the request for review.

     (g) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted all remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits. Notwithstanding the foregoing, in no event may a claimant initiate suit or legal action more than two years after the facts giving rise to the action occurred. The foregoing limitations on suits or legal actions for benefits will apply in any forum where a claimant initiates such suit or legal action.

10. Amendment and Termination of the Plan.

     The Company reserves the right to amend or terminate the Plan at any time by resolution of the Committee. No amendment or termination of the Plan shall deprive a Participant of any portion of the Participant’s vested benefit accrued under the Plan as of the date of the amendment or termination.

11. General Provisions.

     (a) Definition and Plan Interpretation. The capitalized words and phrases used throughout the Plan shall have the meaning set forth in Section 2. Unless otherwise plainly required by the context, any gender may be construed to include all genders, and the singular or plural may be construed to include the plural or singular, respectively. The section headings in the Plan have been inserted for the convenience of reference only and are not to be considered in the interpretation of the Plan.

     (b) Interpretation and Savings Clause. The Plan is intended to comply with Code Section 409A and guidance issued thereunder, and notwithstanding any other provision of this Plan, the Plan shall be interpreted and administered accordingly. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

     (c) No Employment Rights. Neither the Plan, nor the action of the Company in establishing or continuing the Plan, nor any action taken by the Committee, nor participation in the Plan, shall be construed as giving any person any right to remain in the employ of the Company or an Affiliate or, except as provided in the Plan, the right to any payment or benefit. Nothing in the Plan shall affect the right of the Company or an Affiliate to terminate a person’s employment at any time, with or without cause.

     (d) Assignment or Alienation of Benefits.

(i)	General Rule. Except as expressly provided in the Plan, the benefits payable under this Plan shall not be subject to assignment or alienation, and any attempt to do so shall be void.

(ii)	Domestic Relations Orders. Notwithstanding any other provision of the Plan, all or a portion of a Participant’s Account may be paid to another person as specified in a domestic relations order that the Committee determines is a Qualified Domestic Relations Order. For this purpose, a “Qualified Domestic Relations Order” means a judgment, decree, or order (including the approval of a property settlement agreement) that:

A. is issued pursuant to a State’s domestic relations law;

B. relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant; and

C. creates or recognizes the existence of an alternate payee’s right to, or assigns to the alternate payee the right to, receive all or a portion of the Participant’s benefits under the Plan;

The Committee shall determine in its sole and absolute discretion whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Committee may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and Section 206(d) of ERISA, and such other rules and procedures as it deems relevant. If an order is determined to be a Qualified Domestic Relations Order, the amount to which the alternate payee is entitled under the Qualified Domestic Relations Order shall be paid in a single lump-sum payment as soon as practicable after such determination.

     (e) Governing Law. To the extent not preempted by federal law, this Plan shall be interpreted and construed in accordance with the law of the State of Ohio.

     IN WITNESS WHEREOF, The Kroger Co. has caused The Kroger Co. 401(k) Retirement Savings Account Restoration Plan to be executed this 29th day of December, 2006.

THE KROGER CO.

By: /s/ Paul Heldman

Title:Executive Vice President, Secretary and
General Counsel

ALTERNATIVE REPORTING AND DISCLOSURE STATEMENT
FOR PENSION PLANS FOR CERTAIN SELECTED EMPLOYEES

To the Secretary of Labor:

     In compliance with the requirements of the alternative method of reporting and disclosure under Part 1 of Title I of the Employee Retirement Income Security Act of 1974 for unfunded or insured pension plans for a select group of management or highly compensated employees, specified in Department of Labor Regulations, 29 C.F.R. §2520.104-23, the following information is provided by the undersigned employer.

Name and Address of Employer:	The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202-1141

Employer Identification Number:	31-0345740

     The Employer maintains a plan (or plans) primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Number of Plans and
Participants in Each
Plan:	___________ Plan covering ___________ Employees (or
___________ Plans covering _______ _______ and
___________ Employees, respectively.)

Dated: December 29, 2006.

By /s/ Paul Heldman

Title:Executive Vice President, Secretary and
General Counsel

This form should be mailed to:

Top Hat Plan Exemption
Employee Benefits Security Administration
Room N-1513
U.S. Department of Labor
200 Constitution Avenue, NW
Washington, DC 20210

(Send certified mail to evidence filing requirement satisfied)